EXHIBIT 5.1

OPINION OF COUNSEL

September 5, 2017

The Dow Chemical Company

2030 Dow Center

Midland, Michigan 48674

Ladies and Gentlemen:

Reference is hereby made to the Registration Statement on Form S-8 being filed by The Dow Chemical Company (the “Company”) with the Securities and Exchange Commission, relating to the registration of $100,000,000 in deferred compensation obligations of the Company under The Dow Chemical Company Elective Deferral Plan (the “Plan”).

In rendering the opinions expressed below, I or a member of my staff have examined and relied upon: (a) the Amended and Restated Certificate of Incorporation of the Company and any and all amendments thereto; (b) the Amended and Restated Bylaws of the Company and any and all amendments thereto; (c) the Registration Statement on Form S-8; (d) the Plan; and (e) such other documents, resolutions of the board of directors of the Company (or applicable committee thereof), corporate records and instruments as I have deemed necessary or appropriate to form a basis for the opinions hereinafter expressed.

In connection with this opinion, I have assumed the genuineness of all signatures on all documents examined by me and the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies.

Based on the foregoing, and subject to the assumptions, limitations and qualifications herein set forth, it is my opinion that, when issued in accordance with the Plan, the deferred compensation obligations will be legally valid and binding obligations of the Company, enforceable in accordance with the terms of the Plan.

I do not express any opinion with respect to the law of any jurisdiction other than Delaware corporate law (including, to the extent applicable, the Delaware constitution and judicial decisions) and I do not express any opinion as to the effect of any other laws on the opinion herein stated. The opinion expressed above is further subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity. This opinion is given as of the date hereof. I assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter occur or come to my attention or any changes in law which may hereafter occur.

I hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-8 and to the reference to me under the caption “Interests of Named Experts and Counsel” in the Registration Statement.

Very truly yours,

/S/ Amy E. Wilson
Amy E. Wilson
Corporate Secretary and Associate General Counsel
The Dow Chemical Company